WELLINGTON MANAGEMENT

Code of Ethics

Personal Investing

Gifts and Entertainment

Outside Activities

Client Confidentiality

October 1, 2008

WELLINGTON® MANAGEMENT

“The reputation of a thousand years may be determined by the conduct of one hour.”

  Ancient proverb

A Message from Our CEO

Wellington Management’s reputation is our most valuable asset, and it is built on trust –trust that we will always put our clients’ interests first and that our actions will fully meet our obligations as fiduciaries for our clients.

Our personnel around the world play a critical role in ensuring that we continue to earn this trust. We must all adhere to the highest standards of professional and ethical conduct. We must be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests, or have the potential to cause damage to the firm’s reputation. To this end, each of us must act with integrity, honesty, and dignity.

We must all remain vigilant in protecting the interests of our clients before our own, as reflected in our guiding principle: “client, firm, self.” If our standards slip or our focus wanes, we risk the loss of everything we have worked so hard to build together over the years.

Please take the time to read this Code of Ethics, learn the rules, and determine what you need to do to comply with them and continue to build on our clients’ trust and confidence in Wellington Management.

Perry M. Traquina

President and Chief Executive Officer

Table of Contents
Standards of Conduct	3
Who Is Subject to the Code of Ethics?	3
Personal Investing	4
Which Types of Investments and Related Activities Are Prohibited?	4
Which Investment Accounts Must Be Reported?	4
What Are the Reporting Responsibilities for All Personnel?	5
What Are the Preclearance Responsibilities for All Personnel?	6
What Are the Additional Requirements for Investment Professionals?	8
Gifts and Entertainment	9
Outside Activities	10
Client Confidentiality	10
How We Enforce Our Code of Ethics	10
Closing	10

Before You Get Started: Accessing the Code of Ethics System

The Code of Ethics System is accessible through the Intranet under Applications. Please note that your User ID is your Wellington network ID (the same one you use to log on to your computer).

Wellington Management

Code of Ethics

Standards of Conduct

Our standards of conduct are straightforward and essential. Any transaction or activity that violates either of the standards of conduct below is prohibited, regardless of whether it meets the technical rules found elsewhere in the Code of Ethics.

We act as fiduciaries to our clients. Each of us must put our clients’ interests above our own and must not take advantage of our management of clients’ assets for our own benefit. Our firm’s policies and procedures implement these principles with respect to our conduct of the firm’s business. This Code of Ethics implements the same principles with respect to our personal conduct. The procedures set forth in the Code govern specific transactions, but each of us must be mindful at all times that our behavior, including our personal investing activity, must meet our fiduciary obligations to our clients.

We act with integrity and in accordance with both the letter and the spirit of the law. Our business is highly regulated, and we are committed as a firm to compliance with those regulations. Each of us must also recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisors, as well as more broadly applicable laws ranging from the prohibition against trading on material nonpublic information and other forms of market abuse to anticorruption statutes such as the US Foreign Corrupt Practices Act and the Council of Europe’s Criminal Law Convention on Corruption. The firm provides training on their requirements. Each of us must take advantage of these resources to ensure that our own conduct complies with the law.

Who Is Subject to the Code of Ethics?

Our Code of Ethics applies to all partners and employees of Wellington Management Company, llp, and its affiliates around the world. Its restrictions on personal investing also apply to temporary personnel (including co-ops and interns) and consultants whose tenure with Wellington Management exceeds 90 days and who are deemed by our Chief Compliance Officer to have access to nonpublic investment research, client holdings, or trade information.

All Wellington Management personnel receive a copy of the Code of Ethics (and any amendments) and must certify, upon joining the firm and annually thereafter, that they have read and understood it and have complied with its requirements.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the Director of Regulatory Compliance, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee.

General questions regarding our Code of Ethics may be directed to the Code of Ethics Team via email at #Code of Ethics Team or through the Code of Ethics hotline, 617-790-8330 (x68330).

Code of Ethics

Wellington Management

Personal Investing	Short-Term Trading You are prohibited from profiting from the pur-

As fiduciaries, each of us must avoid taking personal advantage of our knowledge of investment activity in client accounts. Although our Code of Ethics sets out a number of specific restrictions on personal invest- ing designed to reflect this principle, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients.

chase and sale (or sale and purchase) of the same or equivalent securities within 60 calendar days. For example, if you buy shares of stock (or options on such shares) and then sell those shares within 60 days at a profit, an exception will be identified and any gain from the transactions must be surrendered. Gains are cal- culated based on a last in, first out (LIFO) method for purposes of this restriction. This short-term trading rule does not apply to securities exempt from

Which Types of Investments and Related Activities Are Prohibited?

Our Code of Ethics prohibits the following personal investments and investment-related activities:

• Purchasing or selling the following:

– Initial public offerings (IPOs) of any securities

the Code’s preclearance requirements. Which Investment Accounts Must Be Reported? You are required to report any investment account over which you exercise investment discretion or

– Securities of an issuer being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled – Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissu-

from which any of the following individuals enjoy economic benefits: (i) your spouse, domestic partner, or minor children, and (ii) any other dependents living in your household, and that holds or is capable of holding any of the following covered investments:

ance of the recommendation	• Shares of stocks, ADRs, or other equity securities
(including any security convertible into equity
– Securities of an issuer that is mentioned at the Morning Meeting until two business days fol- lowing the meeting	securities) • Bonds or notes (other than sovereign government bonds issued by Canada, France, Germany, Italy,

– Securities that are the subject of a firmwide restriction – Single-stock futures

– Options with an expiration date that is within 60 calendar days of the transaction date – HOLDRS (HOLding Company Depositary

ReceiptS)

– Securities of broker/dealers (or their affiliates) that the firm has approved for execution of client trades

Japan, the United Kingdom, or the United States, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)

• Interest in a variable annuity product in which the underlying assets are held in a subaccount man- aged by Wellington Management

• Shares of exchange-traded funds (ETFs)

• Shares of closed-end funds • Options on securities

• Securities futures

– Securities of any securities market or exchange
on which the firm trades on behalf of clients	• Interest in private placement securities (other than
Wellington Management Sponsored Products)
• Taking a profit from any trading activity within a 60
calendar day window (see circle for more detail)	• Shares of funds managed by Wellington
Management (other than money market funds)
• Using a derivative instrument to circumvent a
restriction in the Code of Ethics	Please see Appendix A for a detailed summary of reporting requirements by security type.

Wellington Management

Code of Ethics

Web Resource: Wellington-Managed Fund List

An up-to-date list of funds managed by Wellington
Management is available through the Code of Ethics System
under Documents. Please note that any transactions in
Wellington-Managed funds must comply with the funds' rules
on short-term trading of fund shares.

For purposes of the Code of Ethics, these invest-
ment accounts are referred to as reportable accounts.
Examples of common account types include bro-
kerage accounts, retirement accounts, employee
stock compensation plans, and transfer agent
accounts. Reportable accounts also include those
from which you or an immediate family member
may benefit indirectly, such as a family trust or
family partnership, and accounts in which you
have a joint ownership interest, such as a joint bro-
kerage account.

Please contact the Code of Ethics Team for guidance
if you hold any securities in physical certificate form.

Still Not Sure? Contact Us

If you are not sure if a particular account is required
to be reported, contact the Code of Ethics Team by
email at #Code of Ethics Team or through the Code of
Ethics hotline, 617-790-8330 (x68330).

Accounts Not Requiring Reporting

You do not need to report the following accounts
via the Code of Ethics System since the administra-
tor will provide the Code of Ethics Team with access
to relevant holdings and transaction information:

• Accounts maintained within the Wellington
Retirement and Pension Plan or similar firm-
sponsored retirement or benefit plans identified
by the Ethics Committee

• Accounts maintained directly with Wellington
Trust Company or other Wellington Management
Sponsored Products

Although these accounts do not need to be reported,
your investment activities in these accounts must
comply with the standards of conduct embodied in
our Code of Ethics.

Managed Account Exemptions

An account from which you or immediate family
members could benefit financially, but over which
neither you nor they have any investment discretion
or influence (a managed account), may be exempted
from the Code of Ethics’ personal investing re-
quirements upon written request and approval. An
example of a managed account would be a profes-
sionally advised account about which you will not
be consulted or have any input on specific transac-
tions placed by the investment manager prior to
their execution. To request a managed account
exemption, you must complete a Managed Account
Letter (available online via the Code of Ethics
System) and return it the Code of Ethics Team.

Web Resource: Managed Account Letter

To request a managed account exemption, complete the
Managed Account Letter available through the Code of Ethics
System under Documents.

What Are the Reporting Responsibilities for All
Personnel?

Initial and Annual Holdings Reports

You must disclose all reportable accounts and all
covered investments you hold within 10 calendar
days after you begin employment at or association
with Wellington Management. You will be required
to review and update your holdings and securities
account information annually thereafter.

For initial holdings reports, holdings information
must be current as of a date no more than 45 days
prior to the date you became covered by the Code of
Ethics. Please note that you cannot make personal trades
until you have filed an initial holdings report via the
Code of Ethics System on the Intranet.

For subsequent annual reports, holdings informa-
tion must be current as of a date no more than 45
days prior to the date the report is submitted. Please
note that your annual holdings report must account for
both volitional and non-volitional transactions.

At the time you file your initial and annual reports,
you will be asked to confirm that you have read and
understood the Code of Ethics and any amendments.

Code of Ethics

Wellington Management

QuarterlyTransactions Reports

Non-volitional transactions include:

Investments made through automatic dividend reinvestment or rebalancing plans and stock purchase plan acquisitions

Transactions that result from corporate actions applicable to all similar security holders (such as splits, tender offers, mergers, and stock dividends)

Duplicate Statements andTrade Confirmations

For each of your reportable accounts, you are required to provide duplicate statements and duplicate trade confirmations to Wellington Management. To arrange for the delivery of duplicate statements and trade confirmations, please contact the Code of Ethics Team for the appropriate form. Return the completed form to the Code of Ethics Team, which will submit it to the brokerage firm on your behalf. If the brokerage firm or other firm from which you currently receive statements is not able to send statements and confirmations directly to Wellington Management, you will be required to submit copies promptly after you receive them, unless you receive an exemption from this requirement under the procedures outlined on page 7.

Web Resource: How to File Reports on the Code of Ethics System

Required reports must be filed electronically via the Code of Ethics System. Please see the Code of Ethics System’s homepage for more details.

You must submit a quarterly transaction report no later than 30 calendar days after quarter-end via the Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide information regarding all volitional transactions in covered investments.

What Are the Preclearance Responsibilities for All Personnel?

Preclearance of PubliclyTraded Securities

You must receive clearance before buying or selling stocks, bonds, options, and most other publicly traded securities in any reportable account. A full list of the categories of publicly traded securities requiring preclearance, and of certain exceptions to this requirement, is included in Appendix A. Transactions in accounts that are not reportable accounts do not require preclearance or reporting.

Preclearance requests must be submitted online via the Code of Ethics System, which is accessible through the Intranet. If clearance is granted, the approval will be effective for a period of 24 hours. If you preclear a transaction and then place a limit order with your broker, that limit order must either be executed or expire at the end of the 24-hour period.

If you want to execute the order after the 24-hour period expires, you must resubmit your preclearance request.

If you have questions regarding the preclearance requirements, please refer to the FAQs available on the Code of Ethics System or contact the Code of Ethics Team.

Please note that preclearance approval does not alter your responsibility to ensure that each personal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out in our Code of Ethics.

Wellington Management

Code of Ethics

Web Resource: How to File a Preclearance
Request

Preclearance must be obtained using the Code of Ethics System.
Once the necessary information is submitted, your preclearance request will be approved or denied within seconds.

Caution on Short Sales, MarginTransactions,
and Options

You may engage in short sales and margin transac-
tions and may purchase or sell options provided
you receive preclearance and meet all other applica-
ble requirements under our Code of Ethics (includ-
ing the additional rules for investment professionals
described on page 8). Please note, however, that these
types of transactions can have unintended consequences.
For example, any sale by your broker to cover a
margin call or a short position will be in violation of
the Code unless precleared. Likewise, any volitional
sale of securities acquired at the expiration of a long
call option will be in violation of the Code unless
precleared. You are responsible for ensuring any
subsequent volitional actions relating to these types
of transactions meet the requirements of the Code.

Preclearance of Private Placement Securities

You cannot invest in securities offered to poten-
tial investors in a private placement without first
obtaining prior approval. Approval may be granted
after a review of the facts and circumstances,
including whether:

• an investment in the securities is likely to result in
future conflicts with client accounts (e.g., upon a
future public offering), and

• you are being offered the opportunity due to your
employment at or association with Wellington
Management.

If you have questions regarding whether an invest-
ment would be deemed a private placement security
under the Code, please refer to the FAQs about
private placements available on the Code of Ethics
System, or contact the Code of Ethics Team.

To request approval, you must submit a Private
Placement Approval Form (available online via the
Code of Ethics System) to the Code of Ethics Team.
Investments in our own privately offered investment
vehicles (our Sponsored Products), including collec-
tive investment funds and common trust funds
maintained by Wellington Trust Company, na, our
hedge funds, and our non-US domiciled funds
(Wellington Management Portfolios), have been
approved under the Code and therefore do not
require the submission of a Private Placement
Approval Form.

Web Resource: Private Placement Approval Form

To request approval for a private placement, complete the
Private Placement Approval Form available through the Code of
Ethics System under Documents.

Requests for Exceptions to Preclearance Denial,
Other Trading Restrictions, and Certain Reporting
Requirements

The Chief Compliance Officer may grant an excep-
tion from preclearance, other trading restrictions,
and certain reporting requirements on a case-by-
case basis if it is determined that the proposed con-
duct involves no opportunity for abuse and does not
conflict with client interests. Exceptions are expected
to be rare. If you wish to seek an exception to these
restrictions, you must submit a written request to
the Code of Ethics Team describing the nature of the
exception and the reason(s) it is being sought.

Code of Ethics

Wellington Management

What Are the Additional Requirements for Investment Professionals?

If you are a portfolio manager, research analyst, or other investment professional who has portfolio management responsibilities for a client account (e.g., designated portfolio managers, backup portfolio managers, investment team members), or who otherwise has direct authority to make decisions to buy or sell securities in a client account (referred to here as an investment professional), you are required to adhere to additional rules and restrictions on your personal securities transactions. However, as no set of rules can anticipate every situation, you must remember to place our clients’ interests first whenever you transact in securities that are also held in client accounts you manage.

  Investment Professional Blackout Periods – You cannot buy or sell a security for a period of seven calendar days before or after any transaction in the same issuer by a client account for which you serve as an invest- ment professional. If you anticipate receiv- ing a cash flow or redemption request in a client portfolio that will result in the pur- chase or sale of securities that you also hold in your personal account, you should take care to avoid transactions in those securities in your personal account in the days leading up to the client transactions.
  However, unanticipated cash flows and redemptions in client accounts and unex- pected market events do occur from time to time, and a personal trade made in the prior seven days should never prevent you from buying or selling a security in a cli- ent account if the trade would be in the client’s best interest. If you find yourself in that situation and need to buy or sell a secu- rity in a client account within the seven cal- endar days following your personal transaction in a security of the same issuer, you should attempt to notify the Code of Ethics Team (by email at #Code of Ethics Team or through the Code of Ethics hotline, 617-790-8330 [x68330]) or your local Compliance Officer in advance of placing the trade. If you are unable to reach any of those individuals and the trade is time sen- sitive, you should proceed with the client trade and notify the Code of Ethics Team promptly after submitting it.
  Short Sales by an Investment Professional – An investment professional may not person- ally take a short position in a security of an issuer in which he or she holds a long posi- tion in a client account.

Wellington Management

Code of Ethics

Gifts and Entertainment

Our guiding principle of “client, firm, self” also
governs the receipt of gifts and entertainment from
clients, consultants, brokers, vendors, companies in
which we may invest, and others with whom the
firm does business. As fiduciaries to our clients, we
must always place our clients’ interests first and can-
not allow gifts or entertainment opportunities to
influence the actions we take on behalf of our clients.
In keeping with this standard, you must follow sev-
eral specific requirements:

Accepting Gifts – You may only accept gifts of
nominal value, which include promotional items,
flower arrangements, gift baskets, and food, as well
as other gifts with an approximate value of less than
US$100 or the local equivalent. You may not ac-
cept a gift of cash, including a cash equivalent such
as a gift certificate or a security, regardless of the
amount. If you receive a gift that violates the Code,
you must return the gift or consult with the Chief
Compliance Officer to determine appropriate action
under the circumstances.

Accepting Entertainment Opportunities – The firm
recognizes that participation in entertainment op-
portunities with representatives from organizations
with which the firm does business, such as consul-
tants, brokers, vendors, and companies in which we
may invest, can help to further legitimate business
interests. However, participation in such entertain-
ment opportunities should be infrequent, and you
may participate only if:

1
a representative of the hosting organization is present,

2
the primary purpose of the event is to discuss busi-
ness or to build a business relationship,

and
3
the opportunity meets the additional requirements
below.

Lodging and AirTravel – You may not accept a gift of
lodging or air travel in connection with any entertain-
ment opportunity. If you participate in an entertain-
ment opportunity for which lodging or air travel is
paid for by the host, you must reimburse the host for
the equivalent cost, as determined by Wellington Man-
agement’s travel manager.

Additional Reimbursement Requirements – You must
receive prior approval from your business manager
and reimburse the host for the full face value of any
entertainment ticket(s) if:

• the entertainment opportunity requires a ticket
with a face value of more than US$200 or the local
equivalent, or is a high-profile event (e.g., a major
sporting event),

• you wish to accept more than one ticket, or

• the host has invited numerous Wellington
Management representatives.

Business managers must clear their own participa-
tion under the circumstances described above with
the Chief Compliance Officer or Chair of the Ethics
Committee.

Please note that even if you pay for the full face
value of a ticket, you may attend the event only if
the host is present. Whenever possible, you should
arrange for any required reimbursement prior to
attending an entertainment event.

Soliciting Gifts, Entertainment Opportunities, or
Contributions – In your capacity as a partner or em-
ployee of the firm, you may not solicit gifts, entertain-
ment opportunities, or charitable or political contribu-
tions for yourself, or on behalf of clients, prospects, or
others, from brokers, vendors, clients, or consultants
with whom the firm conducts business or from com-
panies in which the firm may invest.

Sourcing Entertainment Opportunities – You may
not request tickets to entertainment events from the
firm’s Trading department or any other Wellington
Management department, partner, or employee, nor
from any broker, vendor, company in which we may
invest, or other organization with which the firm
conducts business.

Code of Ethics

Wellington Management

Outside Activities

While the firm recognizes that you may engage in busi-
ness or charitable activities in your personal time, you
must take steps to avoid conflicts of interest between
your private interests and our clients’ interests. As a
result, all significant outside business or charitable
activities (e.g., directorships or officerships) must be
approved by your business manager and by the Chief
Compliance Officer, General Counsel, or Chair of the
Ethics Committee prior to the acceptance of such a
position (or if you are new, upon joining the firm).
Approval will be granted only if it is determined that
the activity does not present a significant conflict of
interest. Directorships in public companies (or compa-
nies reasonably expected to become public companies)
will generally not be authorized, while service with
charitable organizations generally will be permitted.

Officers of the firm can only seek additional employ-
ment outside of Wellington Management with the
prior written approval of the Human Resources
department. All new employees are required to
disclose any outside employment to the Human
Resources department upon joining the firm.

Client Confidentiality

Any nonpublic information concerning our clients
that you acquire in connection with your employ-
ment at the firm is confidential. This includes infor-
mation regarding actual or contemplated investment
decisions, portfolio composition, research recom-
mendations, and client interests. You should not
discuss client business, including the existence of a
client relationship, with outsiders unless it is a nec-
essary part of your job responsibilities.

How We Enforce Our
Code of Ethics

Global Compliance is responsible for monitoring
compliance with the Code of Ethics. Members of
Global Compliance will periodically request certifi-
cations and review holdings and transaction reports
for potential violations. They may also request addi-
tional information or reports.

It is our collective responsibility to uphold the Code
of Ethics. In addition to the formal reporting require-
ments described in this Code of Ethics, you have a
responsibility to report any violations of the Code.
If you have any doubt as to the appropriateness
of any activity, believe that you have violated the
Code, or become aware of a violation of the Code by
another individual, you should consult the Director
of Regulatory Compliance, Chief Compliance Officer,
General Counsel, or Chair of the Ethics Committee.

Potential violations of the Code of Ethics will be
investigated and considered by representatives of
Global Compliance, Legal Services, and/or the Ethics
Committee. All violations of the Code of Ethics
will be reported to the Chief Compliance Officer.
Violations are taken seriously and may result in
sanctions or other consequences, including:

• a warning

• referral to your business manager, senior manage-
ment, and/or the Managing Partners

• reversal of a trade or the return of a gift

• disgorgement of profits or of the value of a gift

• a limitation or restriction on personal investing

• a fine

• termination of employment

• referral to civil or criminal authorities

If you become aware of any potential conflicts of
interest that you believe are not addressed by our
Code of Ethics or other policies, please contact the
Chief Compliance Officer, the General Counsel, or
the Director of Regulatory Compliance.

Closing

As a firm, we seek excellence in the people we
employ, the products and services we offer, the way
we meet our ethical and fiduciary responsibilities,
and the working environment we create for our-
selves. Our Code of Ethics embodies that commit-
ment. Accordingly, each of us must take care that
our actions fully meet the high standards of conduct
and professional behavior we have adopted. Most
importantly, we must all remember “client, firm,
self” is our most fundamental guiding principle.

Wellington Management

Appendix A – Part 1

No Preclearance or Reporting Required:

Open-end investment funds not managed by Wellington Management1 Interests in a variable annuity product in which the underlying assets are held in a fund not managed by Wellington Management Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom Cash Money market instruments or other short-term debt instruments rated P-1 or P-2, A-1 or A-2, or their equivalents2 Bankers’ acceptances, CDs, commercial paper Wellington Trust Company Pools Wellington Sponsored Hedge Funds Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, and associated derivatives Options, forwards, and futures on commodities and foreign exchange, and associated derivatives Transactions in approved managed accounts

Reporting of Securities Transactions Required (no need to preclear and not subject to the 60-day holding period):

Open-end investment funds managed by Wellington Management1 (other than money market funds) Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management Futures and options on securities indices ETFs listed in Appendix A – Part 2 and derivatives on these securities Gifts of securities to you or a reportable account Gifts of securities from you or a reportable account Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

Appendix A – Part 1

Preclearance and Reporting of Securities Transactions Required:

Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments) Stock (common and preferred) or other equity securities, including any security convertible into equity securities Closed-end funds ETFs not listed in Appendix A – Part 2 American Depositary Receipts Options on securities (but not their non-volitional exercise or expiration) Warrants Rights Unit investment trusts

Prohibited Investments and Activities:

Initial public offerings (IPOs) of any securities HOLDRS (HOLding Company Depositary ReceiptS) Single-stock futures Options expiring within 60 days of purchase

Securities being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation

Securities of an issuer that is mentioned at the Morning Meeting until two business days following the meeting Securities on the firmwide restricted list Profiting from any short-term (i.e., within 60 days) trading activity Securities of broker/dealers or their affiliates with which the firm conducts business Securities of any securities market or exchange on which the firm trades Using a derivative instrument to circumvent the requirements of the Code of Ethics

This appendix is current as of October 1, 2008, and may be amended at the discretion of the Ethics Committee.

1A list of funds advised or subadvised by Wellington Management (“Wellington-Managed Funds”) is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund.

2If the instrument is unrated, it must be of equivalent duration and comparable quality.

Appendix A – Part 2

Wellington Management

Appendix A – Part 2

ETFs Approved for Personal Trading Without Preclearance (but Requiring Reporting)

This is a partial list. The complete and up-to-date list is available on the Code of Ethics System on the Intranet.

TiCkER NAME
United States

AGG BND COW DBA DBB DBC DBE DBO DBP DBV DIA DVY EEB EEM EFA EFG EFV EPP EWA EWC EWG EWH EWJ EWM EWS EWT EWU EWY EZU FXA FXB FXC FXE FXF FXI FXM FXS FXY GAZ GDX GLD IBB ICF IEF IEV IGE IJH IJJ IJK IJR

iShares Lehman AGG BOND FUND Vanguard TOTAL BOND MARKET iPath DJ-AIG Livestock TR Sub-Index Powershares DB Agriculture Fund Powershares DB Base Metals Fund Powershares DB Commodity Index Powershares DB Energy Fund Powershares DB Oil Fund Powershares DB Precious Metals Fund Powershares DB G10 Currency Harvest Fund DIAMONDS Trust SERIES I iShares DJ Select Dividend Claymore/BNY BRIC ETF iShares MSCI EMERGING MKT IN iShares MSCI EAFE INDEX FUND iShares MSCI EAFE GROWTH INX iShares MSCI EAFE VALUE INX iShares MSCI PACIFIC EX JPN iShares MSCI AUSTRALIA INDEX iShares MSCI CANADA iShares MSCI GERMANY INDEX iShares MSCI HONG KONG INDEX iShares MSCI JAPAN INDEX FD iShares MSCI MALAYSIA iShares MSCI SINGAPORE iShares MSCI TAIWAN INDEX FD iShares MSCI UNITED KINGDOM iShares MSCI SOUTH KOREA IND iShares MSCI EMU

Australian Dollar British Pound Canadian Dollar Euro Swiss Franc iShares FTSE/XINHUA CHINA 25 Mexican Peso Swedish Krona Japanese Yen iPath DJ-AIG Natural Gas TR Sub-Index Market Vectors GOLD MINERS

StreetTRACKS Gold Fund iShares NASDAQ BIOTECH INDX iShares COHEN & STEERS RLTY iShares Lehman 7-10YR TREAS iShares S&P EUROPE 350 iShares GOLDMAN SACHS NAT RE iShares S&P Midcap 400 iShares S&P Midcap 400/VALUE iShares S&P Midcap 400/GRWTH iShares S&P SmallCap 600

TiCkER	NAME	TiCkER	NAME
IJS	iShares S&P SmallCap 600/VAL	UNG	United States Natural Gas Fund
IJT	iShares S&P SmallCap 600/GRO	USO	United States Oil Fund
IOO	iShares S&P GLOBAL 100	UUP	Powershares DB US Dollar Bullish Fund
IVE	iShares S&P 500 VALUE INDEX	UWM	Ultra Russell2000 ProShares
IVV	iShares S&P 500 INDEX FUND	UYG	Ultra FINANCIALS ProShares
IVW	iShares S&P 500 GROWTH INDEX	VB	Vanguard SMALL-CAP ETF
IWB	iShares Russell 1000 INDEX	VBK	Vanguard SMALL-CAP GRWTH ETF
IWD	iShares Russell 1000 VALUE	VBR	Vanguard SMALL-CAP VALUE ETF
IWF	iShares Russell 1000 GROWTH	VEA	Vanguard EUROPE PACIFIC ETF
IWM	iShares Russell 2000	VEU	Vanguard FTSE ALL-WORLD EX-U
IWN	iShares Russell 2000 VALUE	VGK	Vanguard EUROPEAN ETF
IWO	iShares Russell 2000 GROWTH	VNQ	Vanguard REIT ETF
IWP	iShares Russell Midcap GRWTH	VO	Vanguard MID-CAP ETF
IWR	iShares Russell Midcap INDEX	VPL	Vanguard PACIFIC ETF
IWS	iShares Russell Midcap VALUE	VTI	Vanguard TOTAL STOCK MKT ETF
IWV	iShares Russell 3000 INDEX	VTV	Vanguard VALUE ETF
IXC	iShares S&P GLBL ENERGY SECT	VUG	Vanguard GROWTH ETF
IYR	iShares DJ US REAL ESTATE	VV	Vanguard LARGE-CAP ETF
IYW	iShares DJ US TECHNOLOGY SEC	VWO	Vanguard EMERGING MARKET ETF
JJA	iPath DJ-AIG Agriculture TR Sub-Index	XLB	MATERIALS Select SECTOR SPDR
JJC	iPath DJ-AIG Copper TR Sub-Index	XLE	ENERGY Select SECTOR SPDR
JJE	iPath DJ-AIG Energy TR Sub-Index	XLF	FINANCIAL Select SECTOR SPDR
JJG	iPath DJ-AIG Grains TR Sub-Index	XLI	INDUSTRIAL Select SECT SPDR
JJM	iPath DJ-AIG Industrial Metals TR Sub-Index	XLK	TECHNOLOGY Select SECT SPDR
JJN	iPath DJ-AIG Nickel TR Sub-Index	XLP	CONSUMER STAPLES SPDR
LQD	iShares GS$ INVESTOP CORP BD	XLU	UTILITIES Select SECTOR SPDR
MDY	Midcap SPDR Trust SERIES 1	XLV	HEALTH CARE Select SECTOR
MOO	MARKET VECTORS AGRIBUSINESS	XLY	CONSUMER DISCRETIONARY Select SPDR
OEF	iShares S&P 100 INDEX FUND	England
PBW	PowerSharesWILDERH CLEAN EN	EUN LN	iShares DJ STOXX 50
PHO	PowerSharesGLOBAL WATER PT	IEEM LN	iShares MSCI EMERGING MKTS
QID	UltraShort QQQ ProShares	IJPN LN	iShares MSCI JAPAN FUND
QLD	Ultra QQQ ProShares	ISF LN	iShares PLC-ISHARES FTSE 100
QQQQ	POWERSHARES QQQ	IUSA LN	iShares S&P 500 INDEX FUND
RSP	Rydex S&P EQUAL WEIGHT ETF	IWRD LN	iShares MSCI WORLD
RSX	Market Vectors RUSSIA ETF	Hong Kong
RWR	DJ Wilshire REIT ETF	2800 HK	TRACKER FUND OF HONG KONG
RWX	SPDR DJ WILS INTL RE	2821 HK	ABF PAN ASIA BOND INDEX FUND
SDS	UltraShort S&P500 ProShares	2823 HK	iShares A50 CHINA TRACKER
SHY	iShares Lehman 1-3YR TRS BD	2828 HK	HANG SENG H-SHARE IDX ETF
SKF	UltraShort FINANCIALS ProShares	2833 HK	HANG SENG INDEX ETF
SLV	iShares Silver Trust	Japan
SPY	SPDR Trust SERIES 1	1305 JP	DAIWA ETF - TOPIX
SSO	Ultra S&P500 ProShares	1306 JP	NOMURA ETF - TOPIX
TIP	iShares Lehman TRES INF PR S	1308 JP	NIKKO ETF - TOPIX
TLT	iShares Lehman 20+ YR TREAS	1320 JP	DAIWA ETF - NIKKEI 225
TBT	UltraShort Lehman 20+ Year Treasury ProShares	1321 JP	NOMURA ETF - NIKKEI 225
TWM	UltraShort Russell2000 ProShares	1330 JP	NIKKO ETF - 225
UDN	Powershares DB US Dollar Bearish Fund
UGA	United States Gasoline Fund
UHN	United States Heating Oil Fund

This appendix is current as of October 1, 2008, and may be amended at the discretion of the Ethics Committee.

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